Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates
John Higgins, President and CEO	Don Markley
Erika Luib, Investor Relations	dmarkley@lhai.com
(858) 550-7896	(310) 691-7100
@Ligand_LGND	@LHA_IR_PR

Ligand Reports Fourth Quarter and Full Year 2011 Financial Results

Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO (February 7, 2012) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and 12 months ended December 31, 2011, and reviewed business highlights of the fourth quarter of 2011 and early 2012.

“Ligand had a fantastic 2011 closing a series of important deals and realizing profits and positive cash-flow from operations. We have significant momentum as we move into 2012,” said John Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. “Over the past few years Ligand has implemented an ambitious business development strategy, and our success has dramatically expanded our portfolio of partnered assets. We have a robust calendar of late-stage regulatory developments for 2012, including anticipated NDA submissions for Promacta for HCV, the FDA’s decision on Carfilzomib and a projected NDA filing for Aprela. 2012 looks very promising.”

Fourth Quarter Results

Total revenues from continuing operations for the fourth quarter of 2011 were $12.9 million, compared with $3.9 million for the fourth quarter of 2010. The $9.0 million increase is primarily due to material sales of Captisol®, higher royalties and an increase in one-time license and milestone revenues.

Cost of goods sold was $2.1 million for the fourth quarter of 2011. Other operating costs and expenses from continuing operations for the fourth quarter of 2011 were $6.5 million; this compares with operating costs and expenses of $10.3 million for the fourth quarter of 2010 including a $2.8 million write-off of in-process research and development for a discontinued program. Research and development expenses were $2.6 million, a decline of $0.6 million compared with the fourth quarter of 2010, primarily due to lower spending related to internal research programs. General and administrative expenses were $3.7 million, an increase of $0.2 million compared with the fourth quarter of 2010.

Net income for the fourth quarter of 2011 was $4.8 million, or $0.24 per share, compared with net income for the fourth quarter of 2010 of $4.5 million, or $0.23 per share. Income from continuing operations for the fourth quarter of 2011 was $4.8 million, or $0.24 per share, compared with income from continuing operations for the fourth quarter of 2010 of $2.3 million, or $0.12 per share.

As of December 31, 2011, Ligand had cash, cash equivalents, short-term investments and restricted investments of $18.4 million and accounts receivable of $6.1 million.

Full-Year Results

Total revenues for 2011 were $30.0 million, compared with $23.5 million for 2010. Cost of goods sold was $4.9 million for 2011. Other operating costs and expenses for 2011 were $27.5 million, including a $2.3 million write-off of in-process research and development for discontinued programs; this compares with operating costs and expenses for 2010 of $54.5 million, including $16.9 million of lease exit and termination costs and a $2.8 million write-off of in-process research and development for a discontinued program.

Net income for 2011 was $10.2 million, or $0.52 per share, compared with a net loss for 2010 of $10.4 million, or $0.53 per share. Net income for 2011 includes a $13.1 million income tax benefit.

Selected Business and Program Highlights

The following is a summary of business and key program highlights in the fourth quarter of 2011 and early 2012.

Corporate Highlights

•	Ligand Names Nishan de Silva, M.D. Vice President of Corporate Development.

Partnering Highlights

•	Ligand entered into platform Captisol License and Supply Agreements with Eli Lilly and Company.

•	Ligand entered into a Captisol License and Supply Agreement with Hospira Inc.

•	Ligand entered into a platform Captisol License Agreement with SAGE Therapeutics for the development of central nervous system therapeutics.

•	Pfizer announced plans to submit NDA for Aprela (bazedoxifene + PREMARIN®) in 2012.

•

Rib-X Pharmaceuticals completed Phase II trials with Captisol-enabled® Delafloxacin, a novel, broad spectrum fluoroquinolone for the treatment of resistant Gram-positive infections, including MRSA, as well as Gram-negative infections and anaerobic infections. Rib-X plans to initiate a Phase III in the second half of 2012.

•	Onyx Pharmaceuticals announced it expects an FDA decision on Captisol-enabled Carfilzomib, a selective next-generation proteasome inhibitor for the treatment for multiple myeloma in 2012.

•	The Medicines Company announced plans to initiate a pivotal trial in 2012 for MDCO-157 Captisol-enabled Clopidogrel IV and to submit an NDA in 2013.

•	Ligand entered into a Global Licensing Agreement with Chiva Pharmaceuticals for Fablyn® for the treatment of osteoporosis.

Development Highlights

•	Ligand announced successful Phase II results for Captisol-enabled Propylene Glycol-Free Melphalan at the 2012 BMT Tandem Meetings Conference.

•

Ligand announced data from preclinical studies with LG7455, a granulocyte colony stimulating factor (GCSF) receptor program featured in a poster presentation at the 53rd Annual Meeting of the American Society of Hematology.

•	Ligand announced positive preclinical data on its IRAK4 Program at the 2011 American College of Rheumatology Annual Scientific Meeting.

2012 Financial Outlook

For 2012, Ligand currently estimates total revenues to be approximately $30 million. Approximately half of 2012 revenue is forecasted to be derived from royalties, one-quarter from material sales and one-quarter from licensing payments. Combined research and development and general and administrative expenses are projected to be approximately $25 million. Included in this expense guidance is approximately $6 million of non-cash expense items.

Upcoming Conferences

Ligand is scheduled to present at the following conferences in the first half of 2012:

•	BIO CEO Conference, February 13 at 8:30 a.m. ET, New York

•	Citi 2012 Global Health Care Conference, February 28 at 3:00 p.m. ET, New York

•	Roth Capital 24th Annual OC Growth Stock Conference, March 11-14, Dana Point, California

•	2012 BofA Merrill Lynch Healthcare Conference, May 15-17, Las Vegas

•	Jefferies 2012 Global Healthcare Conference, June 4-7, New York

Webcast and Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until March 7, 2012 at 5:30 p.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. The account number is 361 and the passcode is 387061. Individual investors can access the Webcast through Ligand’s web site at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model that is based upon the concept of developing or acquiring royalty revenue generating assets and coupling them to a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. We believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with future revenue-generating potential. These therapies address the unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, dyslipidemia, diabetes, anemia, asthma, rheumatoid arthritis and osteoporosis. Ligand’s Captisol platform technology is a patent protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world’s leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Eli Lilly & Company, Baxter International, Bristol-Myers Squibb, Celgene, Onyx Pharmaceuticals, Lundbeck Inc., The Medicines Company, Curis, Inc. and Rib-X Pharmaceuticals. Please visit www.captisol.com for more information on Captisol. For more information on Ligand, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may not be able to effectively integrate CyDex’s business into our current business, expected royalties on partnered products or from research and development milestones, and we and our partners may not be able to timely or successfully advance any product(s) in Ligand’s internal and partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2012, that Ligand will deliver strong cash flow over the long term, that Ligand’s 2012 revenues will be driven by royalty payments related and Captisol sales, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, or that there will be a market for the product(s) if successfully developed and approved. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand’s ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the Avinza and oncology product lines and may be subject to future tax liabilities which are larger than the provision for income taxes reflected in Ligand’s 2011 year-end financial statements. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

[Tables to follow]

LIGAND PHARMACEUTICALS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Royalties	$2,616	$1,942	$9,213	$7,279
Material sales	6,460	—	12,123	—
Collaborative research and development and other revenues	3,861	1,998	8,701	16,259

Total revenues	12,937	3,940	30,037	23,538

Operating costs and expenses:
Cost of goods sold	2,059	—	4,909	—
Research and development	2,599	3,155	10,291	22,067
General and administrative	3,709	3,465	14,977	12,829
Write-off of in process R&D	—	2,754	2,282	2,754
Lease exit and termination costs	147	954	(22)	16,894

Total operating costs and expenses	8,514	10,328	32,437	54,544

Amortization of deferred gain on sale leaseback	426	426	1,702	1,702

Gain (loss) from operations	4,849	(5,962)	(698)	(29,304)

Other income (expense), net	272	4,374	(2,232)	13,901
Income tax benefit (expense)	(311)	3,936	13,103	2,617

Income (loss) from continuing operations	4,810	2,348	10,173	(12,786)

Discontinued operations, net of taxes	—	2,155	3	2,413

Net income (loss)	$4,810	$4,503	$10,176	$(10,373)

Basic and diluted per share amounts:
Income (loss) from continuing operations	$0.24	$0.12	$0.52	$(0.65)
Discontinued operations	0.00	0.11	0.00	0.12

Net income (loss)	$0.24	$0.23	$0.52	$(0.53)

Weighted average number of common Shares – basic	19,674,945	19,630,764	19,655,632	19,613,201

Weighted average number of common Shares – diluted	19,738,228	19,636,359	19,713,320	19,613,201

LIGAND PHARMACEUTICALS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$17,041	$22,697
Accounts receivable, net	6,110	993
Inventory	1,301	—
Other current assets	1,581	5,295
Current portion of co-promote termination asset	6,197	8,034

Total current assets	32,230	37,019

Restricted cash and investments	1,341	1,341
Property and equipment, net	455	559
Goodwill and other identifiable intangible assets	72,331	12,951
Long-term portion of co-promote termination asset	15,255	22,851
Other assets	738	838

	$122,350	$75,559

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$27,446	$24,177
Current portion of deferred gain	—	1,277
Current portion of co-promote termination liability	6,197	8,034
Bank line of credit	10,000	—

Total current liabilities	43,643	33,488
Long-term portion of co-promote termination liability	15,255	22,851
Long-term portion of deferred revenue	3,466	2,546
Long-term debt	20,286	—
Other long-term liabilities	22,710	13,179

Total liabilities	105,360	72,064
Common stock subject to conditional redemption	8,344	8,344
Stockholders’ equity	8,646	(4,849)

	$122,350	$75,559

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